Exhibit (g)(1)(i)
Conforming Custodian Agreement
GMO SERIES TRUST
AMENDED AND RESTATED
SCHEDULE A
TO CONFORMING CUSTODIAN AGREEMENT
DATED AS OF NOVEMBER 22, 2011
LIST OF GMO SERIES TRUST FUNDS
GMO Benchmark-Free Allocation Series Fund
GMO Core Plus Bond Series Fund
GMO Emerging Country Debt Series Fund
GMO Global Asset Allocation Series Fund
GMO Global Equity Allocation Series Fund
GMO International Bond Series Fund
GMO International Equity Allocation Series Fund
GMO Quality Series Fund
GMO U.S. Core Equity Series Fund
GMO U.S. Equity Allocation Series Fund
GMO U.S. Growth Series Fund
GMO U.S. Intrinsic Value Series Fund
IN WITNESS WHEREOF, the parties hereto agree that by signing below the provisions of the Conforming Agreement apply to each of series of the Series Trust listed herein.
GMO SERIES TRUST*

By: Name:	/s/ J.B. Kittredge J.B. Kittredge
Title:	President
Reviewed by: MB
*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series.

Conforming Custodian Agreement
STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Michael F. Rogers Michael F. Rogers
Title:	Executive Vice President

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